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                                                                 EXHIBIT 23.02

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Northern States Power Company (Minnesota) on Form S-3 of our report dated February 8, 1995, which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for postretirement health care costs in 1993 appearing in the Annual Report on Form 10-K of Northern States Power Company (Minnesota) (File No. 1-3034) for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
December 20, 1996